                                                                   EXHIBIT 10.15

                     --------------------------------------

                             CONTRIBUTION AGREEMENT

                     --------------------------------------

                                  By and Among

                            VALERO PIPELINE COMPANY,

                         UDS LOGISTICS, LLC, VALERO L.P.

                                 VALERO GP, INC.

                                       and

                        VALERO LOGISTICS OPERATIONS, L.P.


                     --------------------------------------








                                  March 6, 2003

                             EXHIBITS AND SCHEDULES

Exhibit A:                          Description of Assets
Exhibit B:                          Form of Throughput Commitment Agreement
Exhibit C:                          Form of Terminalling Agreement
Exhibit D:                          Form of Assignment
Exhibit E:                          Form of Closing Tax Certificate

Property Schedule

Schedule 1(b)                       Permitted Encumbrances
Schedule 3(a)(ii)                   Consents (VPC)
Schedule 3(b)(ii)                   Consents (The MLP Parties)
Schedule 4(a)                       Noncontravention (the Assets)
Schedule 4(b)(ii)                   Condition of Assets
Schedule 4(c)                       Material Changes
Schedule 4(g)                       Environmental Matters
Schedule 4(g)(ii)                   Environmental Permits
Schedule 5(c)                       Operation of Assets

                             CONTRIBUTION AGREEMENT

            This Contribution Agreement (this "Agreement") dated as of March 6, 2003 (the "Effective Date") is by and among Valero Pipeline Company, a Delaware corporation ("VPC"), UDS Logistics, LLC, a Delaware limited liability company ("UDS Logistics"), Valero L.P., a Delaware limited partnership (the "MLP"), Valero Logistics Operations, L.P., a Delaware limited partnership (the "OLP") and Valero GP, Inc., a Delaware corporation and the general partner of the OLP ("OLP-GP"). VPC, UDS Logistics, the MLP, the OLP and the OLP-GP are sometimes referred to collectively herein as the "Parties" and individually as a "Party."

                                    RECITALS

            WHEREAS, VPC owns all of the assets associated with the pipeline systems and terminals identified on Exhibit A hereto (such assets being more particularly described on Exhibit A and referred to herein collectively as the "Assets");

            WHEREAS, VPC desires to contribute the Assets to the OLP in exchange for a limited partner interest in the OLP representing $150 million (the "OLP Limited Partner Interest"), and the OLP desires to accept the contribution of the Assets, subject to the terms and conditions set forth below;

            WHEREAS, immediately upon receipt of the OLP Limited Partner Interest, VPC desires to contribute the OLP Limited Partner Interest to UDS Logistics in exchange for a membership interest in UDS Logistics representing $150 million (the "UDS Membership Interest"), and UDS Logistics desires to accept the contribution of the OLP Limited Partner Interest, subject to the terms and conditions set forth below; and

            WHEREAS, at the Closing, among other things, (i) the OLP and Valero Marketing and Supply Company, a Delaware corporation ("VMSC"), will enter into a Throughput Commitment Agreement in the form of Exhibit B (the "Throughput Agreement"), and (ii) the OLP and VMSC will enter into a Terminalling Agreement in the form of Exhibit C (the "Terminalling Agreement").

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

            23. Definitions.

            "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses, but excluding punitive (except as provided in SECTION 8), exemplary, special or consequential damages.

            "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended from time to time; provided, however, that (i) with respect to any of the MLP Parties, the term "Affiliate" shall exclude each member of the Valero Group and
(ii) with respect to VPC, the term "Affiliate" shall exclude each member of the MLP Group.

            "Agreement" has the meaning set forth in the preface.

            "Assets" has the meaning set forth in the recitals.

            "Assignment" means the assignment and assumption agreement in the form of Exhibit D pursuant to which all of the Personal Property Assets will be assigned and by which all portions of Terminal Real Property not conveyed by the Deeds will be assigned and conveyed.

             "Basis" means any past or current fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction about which the relevant Person has Knowledge that forms or could form the basis for any specified consequence.

            "Best Efforts" means the efforts, time, and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that no such use, expenditure, or incurrence shall be required if it could reasonably be expected to have a material adverse effect on such Person or to require an expense of such Person in excess of $1,000,000.

             "Cash Amount" means $150,000,000.

            "Casualty" has the meaning set forth in SECTION 11(b).

             "CERCLA" has the meaning set forth in SECTION 4(g)(i).

            "Closing" has the meaning set forth in SECTION 2(b).

            "Closing Date" has the meaning set forth in SECTION 2(b).

            "Coastal" means Coastal Liquids Partners, L.P.

            "Coastal Lease" means the Pipeline and Terminal Lease Agreement, dated as of May 25, 2001, by and among Coastal (as Lessor) and VPC and VMSC (as Lessees).

            "Code" means the Internal Revenue Code of 1986, as amended, or any successor Law.

            "Commitment" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interest it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person's Organizational

Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

            "Common Units" has the meaning set forth in the Amended and Restated Agreement of Limited Partnership of Valero L.P.

            "Conflicts Committee" means the conflicts committee of the board of directors of Valero GP.

            "Contributed OLP Interest" has the meaning set forth in SECTION 2(a)(viii).

            "Deed(s)" means a Special Warranty Deed(s) substantially in the form attached hereto as Exhibit E.

             "Effective Date" has the meaning set forth in the preface.

            "Encumbrance" means any mortgage, pledge, lien, encumbrance, charge, security interest, Preferential Right or other defect in title.

            "Environmental Law" and "Environmental Laws" have the meanings set forth in SECTION 4(g)(i).

            "Equipment" means the warehouse inventory (including tools, parts, supplies and other similar items) owned by VPC and used in connection with VPC's operations of the Assets.

            "Equity Interest" means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership, limited liability company, trust or similar interests, and any Commitments with respect thereto, and (c) any other direct equity ownership or participation in a Person.

             "GAAP" means accounting principles generally accepted in the United States consistently applied.

            "Governmental Authority" means the United States or any agency thereof and any state, county, city or other political subdivision, agency, court or instrumentality.

            "Hazardous Substances" means all materials, substances, chemicals, gas and wastes which are regulated under any Environmental Law or which may form the basis for liability under any Environmental Law.

            "Indemnified Party" has the meaning set forth in SECTION 8(d)(i).

            "Indemnifying Party" has the meaning set forth in SECTION 8(d)(i).

            "Intellectual Property Contracts" has the meaning set forth in
SECTION 4(e).

            "Knowledge": an individual shall be deemed to have "Knowledge" of a particular fact or other matter if such individual is consciously aware of such fact or other matter at the time of determination. A Person other than a natural person shall be deemed to have "Knowledge" of a particular fact or other matter if (i) any natural person who is serving as a director, senior executive officer, partner, member, executor, or trustee of such Person (or in any similar capacity) or (ii) any employee (or any natural person serving in a similar capacity) who is charged with the ultimate responsibility for a particular area of such Person's operations (e.g., the manager of the environmental section with respect to knowledge of environmental matters), at the time of determination had, Knowledge of such fact or other matter.

            "Law" or "Laws" means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

            "Lease Purchase Option" means the option held by VPC to purchase the Assets from Coastal (and its successors and affiliates) pursuant to the Coastal Lease.

            "Material Adverse Effect" means any change or effect relating to the operations relating to the Assets, taken as a whole, that, individually or in the aggregate with other changes or effects, materially and adversely affects the value of the Assets taken as a whole, provided that in determining whether a Material Adverse Effect has occurred, changes or effects relating to (i) the refined petroleum product transportation and/or terminalling industry and refining industry generally (including the price of refined petroleum products and the costs associated with the storage and/or transportation thereof), (ii) United States or global economic conditions or hostilities or financial markets in general, or (iii) the transactions contemplated by this Agreement, shall not be considered.

            "Material Contracts" has the meaning set forth in SECTION 4(e).

            "MLP" has the meaning set forth in the preface.

            "MLP-GP" means Riverwalk Logistics, L.P., a Delaware limited partnership and the general partner of the MLP.

            "MLP Group" means (i) each of the MLP Parties, (ii) MLP-GP, (iii) Valero GP, (iv) each Affiliate of each of the MLP Parties in which such MLP Party owns (directly or indirectly) an Equity Interest and (v) each natural person that is an Affiliate of any MLP Party solely because of such natural person's position as an officer (or person performing similar functions), director (or person performing similar functions) or other representative of any Person described in (i) - (iv) above, but only to the extent that such natural person is in its capacity as an officer, director or representative of such Person.

            "MLP Parties" means each of (i) the MLP, (ii) OLP-GP, (iii) the OLP and (iv) each Affiliate of the entities in (i) - (iii) which is a party to any Transaction Agreement.

            "MLP Party Indemnitees" means, collectively, the MLP Parties and their Affiliates and each of their respective officers (or Persons performing similar functions), directors (or Persons performing similar functions), employees, agents and representatives to the extent acting in such capacity.

            "NonAffiliate Purchaser" has the meaning set forth in SECTION 2(d).

            "Obligations" means duties, liabilities and obligations, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

            "Offer" has the meaning set forth in SECTION 2(d)(i).

            "Offered Assets" has the meaning set forth in SECTION 2(d).

            "OLP" has the meaning set forth in the preface.

            "OLP-GP" has the meaning set forth in the preface.

             "OLP Limited Partner Interest" has the meaning set forth in the recitals.

            "Ordinary Course" means the ordinary course of business consistent with the applicable Person's past custom and practice (including with respect to quantity and frequency).

            "Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

            "Party" and "Parties" have the meanings set forth in the preface.

            "Permitted Encumbrances" means any of the following:

                (a) all agreements, leases, instruments, documents, liens, encumbrances, which are described in any Schedule or Exhibit to this Agreement;

                (b) any undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to the conduct of the business or the operation, repair, construction, improvement or maintenance of the Assets;

                (c) materialman's, mechanics', repairman's, employees', contractors', operators' or other similar liens, security interests or charges for liquidated amounts arising in the Ordinary Course, securing amounts the payment of which is not delinquent and that will be paid in the Ordinary Course;

                (d) any liens for Taxes not yet delinquent;

                (e) any liens or security interests created by Law or reserved in leases, rights-of-way or other real property interests for rental or for compliance with the terms of such leases, rights-of-way or other real property interests, provided payment of the debt secured is not delinquent;

                (f) all consents, approvals, authorizations or permits of, or filings with or notifications to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment, transfer or encumbrance of any Asset or any interest therein;

                (g) any titles or rights asserted by any Person to (i) tidelands, or lands comprising the shores or beds of navigable or perennial rivers and steams, lakes, bays or other bodies of water, (ii) lands beyond the line of the harbor or bulkhead lines as established or changed by any Governmental Body, (iii) filled-in lands or artificial islands, (iv) statutory water rights, including riparian rights, and (v) the area extending from the line of mean low tide of any body of water to the line of vegetation, or the rights of access to that area or any easement along or across that area;

                (h) all prior reservations of minerals in and under or that may be produced from any of the lands constituting part of the Assets or on which any of the Assets are located, other than mineral reservations that would be reasonably expected to interfere in a material respect with the operation of the Assets as currently operated by VPC;

                (i) all liens, charges, leases, easements, restrictive covenants, encumbrances, contracts, agreements, instruments, obligations, discrepancies, conflicts, shortages in area or boundary lines, encroachments or protrusions, or overlapping of improvements, defects, irregularities and other matters affecting the Assets which individually or in the aggregate are not such as to unreasonably and materially interfere with or prevent any material operations conducted on the Assets by VPC in the manner operated on the Closing Date;

                (j) any defect that has been cured by the applicable statutes of limitations or statutes for prescription;

                (k) any defect affecting (or the termination or expiration of) any easement, right-of-way, leasehold interest, license or other real property interest which has been replaced by an easement, right-of-way, leasehold interest, license or other real property interest constituting part of the Assets covering substantially the same rights to use the land or the portion thereof used by VPC in connection with VPC's business conducted on the Assets;

                (l) the failure to locate on the ground a "blanket" or similar easement or right-of-way;

                (m) rights reserved to or vested in any Governmental Body to control or regulate any of the Assets and all Laws of such authorities, including any building or zoning ordinances and all Environmental Laws;

                (n) any agreement, contract, lease, easement, instrument, lien, encumbrance, permit, amendment, extension or other matter entered into by a Party to the Agreement in accordance with the terms of this Agreement or in compliance with the approvals or directives of the other Party made pursuant to this Agreement.

            "Person" means an individual or entity, including any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or Governmental Authority (or any department, agency or political subdivision thereof).

            "Personal Property Assets" has the meaning set forth in Exhibit A.

            "Pipeline Real Property Interests" means (i) the easements, rights-of-way, surface leases, fee interests, and licenses described in Parts I and II of the Property Schedule and (ii) all right, title and interest of VPC in and to any other easements, rights-of-way, surface leases, fee interests, and licenses on which the Pipeline Systems are currently located, together with all properties described in the definition of Pipeline Systems which are real property improvements to the properties described in clauses (i) and (ii) above.

            "Pipeline Real Property Interests Assignments" means assignments of the Pipeline Real Property Interests substantially in the form of those assignments that VPC received or will receive from Coastal in connection with the closing of the Lease Purchase Option.

            "Pipeline Systems" has the meaning set forth in Exhibit A.

            "Post-Closing Tax Period" means any Tax period beginning after the Closing Date.

            "Post-Closing Tax Return" means any Tax Return that is required to be filed for any of the Assets with respect to a Post-Closing Tax Period.

            "Pre-Closing Environmental Matters" has the meaning set forth in
SECTION 8(b)(iv).

            "Pre-Closing Tax Period" means any Tax periods or portions thereof ending on or before the Closing Date.

            "Pre-Closing Tax Return" means any Tax Return that is required to be filed for any of the Assets with respect to a Pre-Closing Tax Period.

            "Preferential Rights" has the meaning set forth in SECTION 4(h).

            "Prime Rate" means the prime rate reported in the Wall Street Journal at the time such rate must be determined under the terms of this Agreement.

            "Private Placement" has the meaning set forth in SECTION 2(a)(i).

            "Property Schedule" means the property schedule attached to this Agreement.

            "Public Offering Amount" has the meaning set forth in the recitals.

            "Records" has the meaning set forth in SECTION 6(c).

            "Redemption" has the meaning set forth in SECTION 2(a)(iii).

            "Required Permits" has the meaning set forth in SECTION 4(g)(ii).

            "Straddle Period" means a Tax period or year commencing before and ending after the Closing Date.

            "Straddle Return" means a Tax Return for a Straddle Period.

            "Subject Insurance Policies" means those material policies of insurance that VPC or any of its Affiliates maintain covering any Assets.

            "Taking" has the meaning set forth in SECTION 11(b)(ii)(c).

            "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

            "Tax Records" means all Tax Returns and Tax-related work papers relating to the Assets.

            "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "Terminals" has the meaning set forth in Exhibit A.

            "Terminal Real Property" has the meaning set forth in Exhibit A.

            "Terminal Fee Real Property" has the meaning set forth in SECTION 2(c)(iv).

            "Third Party Claim" has the meaning set forth in SECTION 8(d)(i).

            "Third Party Offer" has the meaning set forth in SECTION 2(d).

            "Throughput Agreement" has the meaning set forth in the recitals.

            "Title Company" means LandAmerica Financial Group (or other mutually agreed title company).

            "Title Policy" means an owner's title policy covering the portion of the Terminals and Terminal Fee Real Property that constitutes land and improvements to real property issued by the Title Company in the amount of $10,000,000. Such Title Policy shall be in the standard form promulgated by the Texas State Board of Insurance or other appropriate Governmental Authority.

            "Transaction" has the meaning set forth in SECTION 5(b).

            "Transaction Agreements" means this Agreement, the Assignment, the Deeds, the Pipeline System Real Property Interest Assignments, the Throughput Commitment Agreement, the Terminalling Agreement, and all other agreements, documents, certificates or instruments executed and delivered in connection with the transactions contemplated herein and therein.

            "Transfer Taxes" has the meaning set forth in SECTION 9(e).

            "UDS Logistics" has the meaning set forth in the preface.

            "UDS Membership Interests" has the meaning set forth in the recitals.

            "Underwriting Agreement" has the meaning set forth in SECTION 7(a)(vi).

            "Unit Offering" has the meaning set forth in SECTION 2(a)(ii).

            "Unknown Pre-Closing Environmental Matters" has the meaning set forth in SECTION 8(b)(iv).

            "Valero GP" means Valero GP, LLC, a Delaware limited liability company and the general partner of MLP-GP.

            "Valero Group" means, excluding members of the MLP Group, (i) each Affiliate of Valero Energy Corporation in which Valero Energy Corporation owns (directly or indirectly) an Equity Interest and (ii) each natural person that is an Affiliate of any Person described in (i) above solely because of such natural person's position as an officer (or person performing similar functions), director (or person performing similar functions) or other representative of any Person described in (i) above, but only to the extent that such natural person is acting in its capacity as an officer, director or representative of such Person.

            "VMSC" has the meaning set forth in the recitals.

            "VPC" has the meaning set forth in the preface.

            "VPC Indemnitees" means, collectively, VPC and its Affiliates and each of their respective officers (or Persons performing similar functions), directors (or Persons performing similar functions), employees, agents, and representatives.

            "VPC Parties" means each of (i) VPC, (ii) UDS Logistics, (iii) Valero Energy Corporation and (iv) each Affiliate of VPC in which Valero Energy Corporation owns (directly or indirectly) an Equity Interest and which is a party to any Transaction Agreement (but excluding any MLP Parties).

            24. Concurrent Transactions.

                        (a) Contribution of Assets. Subject to the terms and conditions of this Agreement, the Parties agree that the following transactions will occur in the following order:

                        (i) the MLP will cause the OLP to borrow from its credit
            facility and the MLP proposes to cause the OLP to issue long-term debt (the "Private Placement") to institutional investors pursuant to Rule 144A promulgated under the Securities Act of 1933 (which indebtedness shall be guaranteed by the MLP);

                        (ii) the MLP proposes to issue additional Common Units,
            representing limited partner interests in the MLP, to the public in exchange for cash (the "Unit Offering");

                        (iii) using a portion of the net proceeds from the
            Private Placement, the MLP will redeem (the "Redemption") a sufficient number of Common Units owned by UDS Logistics to reduce, in conjunction with the Unit Offering, the aggregate, combined ownership interest of UDS Logistics and Valero GP in the MLP to 49.5% or less;

                        (iv) except as provided in SECTION 11(d), VPC will
            contribute to the OLP, in exchange for the OLP Limited Partner Interest, all of VPC's right, title and interest in and to the Assets free and clear of any Encumbrances other than Permitted Encumbrances;

                        (v) VPC will contribute to UDS Logistics, in exchange
            for the UDS Membership Interest (or, in the alternative, as provided in SECTION 11(d), for cash) the OLP Limited Partner Interest, free and clear of any Encumbrances;

                        (vi) the OLP, on behalf of the MLP, will pay the Cash
            Amount to UDS Logistics in exchange for the right to be assigned the OLP Limited Partner Interest from UDS Logistics;

                        (vii) UDS Logistics will contribute to the MLP, in
            exchange for the payment of the Cash Amount from the OLP, on behalf of the MLP, the OLP Limited Partner Interest, free and clear of any Encumbrances;

                        (viii) the MLP will contribute to OLP-GP such portion of
            the OLP Limited Partner Interest (the "Contributed OL Interest") as is necessary for OLP-GP to maintain its 0.01% general partner interest in the OLP; and

                        (ix) the Contributed OLP Interest will be immediately
            converted into a general partner interest in the OLP.

                        (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at One Valero Place, San Antonio, Texas, 78212, commencing at 10:00 a.m., local time, on the fifth business day following the date as of which the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby has occurred (other than conditions with respect to actions each Party shall take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

                        (b) Deliveries at the Closing. At the Closing:

                                (i) VPC shall deliver to the MLP Parties the
            various certificates, instruments, and documents referred to in SECTIONS 7(a) AND 9(g);

                                (ii) the MLP Parties shall deliver to VPC
            the various certificates, instruments, and documents referred to in
            SECTION 7(b);

                                (iii) the applicable Parties shall execute
            and deliver each of (A) the Assignment; (B) the Throughput Commitment Agreement; (C) the Terminalling Agreement; and (D) the Pipeline System Real Property Interests Assignments;

                                (iv) VPC shall execute and delivery to the Title
            Company for recording a Deed with respect to the each of the fee parcels included within the Terminal Real Property (the "Terminal Fee Real Property"), conveying such fee parcels to the OLP;

                                (v) UDS Logistics shall issue to VPC the UDS
            Membership Interest;

                                (vi) the OLP, on behalf of the MLP, shall pay to
            UDS Logistics the Cash Amount;

                                (vii) the applicable Parties shall execute
            and/or deliver, or cause to be executed and/or delivered, such other consideration, documents, assets and interests as set forth in
            SECTION 2(a) above;

                                (viii) the applicable Parties shall execute
            and/or deliver, or cause to be executed and/or delivered, each other Transaction Agreement not listed above; and

                                (ix) the Title Company shall issue the Title
            Policy to OLP with respect to the Terminal Fee Real Property, or, in the alternative, issue a binding commitment to issue the Title Policy to the OLP.

                        (c) Right of First Offer. Should the board of directors of Valero GP determine at any time after the Closing Date (either through an unsolicited bona fide offer from a Person that is not an Affiliate of the Valero Group (a "Third Party Offer") or through an offer solicited by any of the MLP Parties) that it is in the best interests of the MLP Parties to divest the entirety of (or a substantial portion of) any of the Pipeline Systems or any of the Terminals (the "Offered Assets"), Valero GP shall promptly notify VPC of such determination and deliver to VPC all information prepared by or on behalf of Valero GP relating to the potential divestiture. As soon as practicable but in any event within 30 days after receipt of such notification and information, VPC shall notify Valero GP that either
         (a) VPC has elected not to pursue the opportunity to acquire the Offered Assets, in which case the MLP shall be free to offer and divest the Offered Assets to (1) the Person that initiated the Third Party Offer (the "Third Party Offeror") or (2) a Person that is not an Affiliate of the Valero Group (a "NonAffiliate Purchaser"), or (b) VPC has elected to pursue the opportunity to acquire the Offered Assets, in which event the following procedures shall be followed:

                                (i) VPC shall submit a good faith offer to
            Valero GP to acquire the Offered Assets (the "Offer") on the terms and for the consideration stated in the Offer;

                                (ii) VPC and Valero GP shall negotiate in good faith for 90 days after receipt of such Offer by Valero GP, the terms on which the Offered Assets will be acquired by VPC. Valero GP shall provide all information concerning the operations and finances of the Offered Assets as may be reasonably requested by VPC.

                                    (A) If VPC and Valero GP agree on such terms
                           within 90 days after the receipt by Valero GP of the Offer, VPC shall acquire the Offered Assets on such terms after such agreement has been reached; provided, however, that the acquisition consideration to be paid by VPC may not be less than the acquisition consideration offered in the Third Party Offer.

                                    (B) If VPC and Valero GP are unable to agree
                           on the terms of an acquisition during such 90-day period, the MLP is free to divest the Offered Assets to (1) the Third Party Offeror within 180 days of the termination of such 90-day period; provided that such Third Party Offer is not less than 95% of the acquisition consideration last offered by VPC or (2) a NonAffiliate Purchaser; provided that any such divestiture to a NonAffiliate Purchaser must be for an acquisition consideration of not less than 95% of the acquisition consideration last offered by VPC and on the same material terms and conditions as last offered by VPC; provided, further, that if such NonAffiliate Purchaser shall offer less than 95% of the acquisition consideration last offered by VPC or offer to purchase the Assets on terms and conditions materially less favorable to the MLP than those last offered by VPC, the MLP must first give VPC notice and a right to match the offer from the NonAffiliate Purchaser during a 15-day period after notification of same from MLP to VPC.

                                    (C) During such 90-day period Valero GP
                           shall be free to make capital expenditures to maintain the Offered Assets.

                           (iii) If, after the expiration of the 180-day period
                  referred to in clause (ii)(B) above, no NonAffiliate Purchaser or Third Party Offeror has acquired the Offered Assets and Valero GP confirms its determination that it is in the best interests of the MLP Parties to divest the Offered Assets, Valero GP shall comply with the provisions of this SECTION 2(d) once again; provided that if Valero GP and VPC are unable to reach agreement during the 90-day period referenced in clause (ii)(B) above, the parties will engage an independent investment banking firm of national reputation to determine the value of the Offered Assets and shall furnish VPC and Valero GP with its opinion of such value within 30 days of its engagement. VPC and Valero GP shall share equally the fees and expenses of such investment banking firm. Upon receipt of such opinion, Valero GP will have the option to

                                    (A) cause the MLP to divest the Offered
                           Assets for an amount equal to the value as determined by such investment banking firm on terms substantially similar to the relevant terms of this Agreement or

                                    (B) decline to divest the Offered Assets.

                   25. Representations and Warranties Concerning the
         Transaction.

                   (a) Representations and Warranties of VPC. VPC hereby represents and warrants to the MLP Parties as follows as of the Effective Date:


                        (i) Organization and Good Standing. VPC is a corporation duly incorporated, validly existing, and in good standing under the Laws of the state of Delaware. VPC is in good standing under the Laws of the state of Texas and in each other jurisdiction which requires such qualification, except where the lack of such qualification would not have a Material Adverse Effect.

                        (ii) Authorization of Transaction. Each VPC Party has full power and authority (including full entity power and authority) to execute and deliver each Transaction Agreement to which such VPC Party is a party and to perform its obligations thereunder. Each Transaction Agreement to which any VPC Party is a party constitutes the valid and legally binding obligation of such VPC Party, enforceable against such VPC Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on SCHEDULE 3(a)(II), no VPC Party need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which such VPC Party is a party.

                        (iii) Noncontravention. Except for filings specified in
         SCHEDULE 3(a)(ii) and filings and notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the "HSR Act"), neither the execution and delivery of any Transaction Agreement, nor the consummation of any of the transactions contemplated thereby, shall (A) violate any Laws to which any VPC Party is subject or any provision of the Organizational Documents of any VPC Party or
         (B) result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any VPC Party is a party or by which it is bound or to which any of its assets or any of the Assets are subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of VPC or any other VPC Party to consummate the transactions contemplated by such Transaction Agreement.

                        (iv) Brokers' Fees. No VPC Party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the MLP Parties could become liable or obligated.

                  (b) Representations and Warranties of the MLP Parties. Each of the MLP Parties hereby represents and warrants to VPC as follows as of the Effective Date:

                        (i) Organization of the MLP Parties. Each of the MLP Parties is a limited liability company, limited partnership or corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Each of the MLP Parties is in good standing under the Laws of the state of Texas, or will be qualified to do business in Texas prior to the Closing, and in each other jurisdiction which requires such qualification, except where the lack of such qualification in each instance would not have a Material Adverse Effect.

                        (ii) Authorization of Transaction. Each of the MLP Parties has full power and authority (including full entity power and authority) to execute and deliver each Transaction Agreement to which it is a party and to perform its obligations thereunder. Each Transaction Agreement to which such MLP Party is a party constitutes the valid and legally binding obligation of such MLP Party, enforceable against such MLP Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except for approval by the Conflicts Committee and as set forth on SCHEDULE 3(b)(ii) and any filings under the HSR Act, no MLP Party needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any other Transaction Agreement.

                        (iii) Noncontravention. Except for the filings specified in SCHEDULE 3(b)(ii), neither the execution and delivery of any Transaction Agreement to which any MLP Party is a party, nor the consummation of any of the transactions contemplated thereby, shall (A) violate any Laws to which such MLP Party is subject or any provision of its Organizational Documents or (B) result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice, approval or consent under any agreement, contract, lease, license, instrument, or other arrangement to which any MLP Party is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of any MLP Party to consummate the transactions contemplated by such Transaction Agreement.

                        (iv) Brokers' Fees. Other than a customary fee paid to A.G. Edwards & Sons in connection with its assessment of the fairness of the Transaction to the MLP and to the holders of the Common Units (other than any of the Valero Group), no MLP Party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which VPC could become liable or obligated.

                        (v) Investment. Each of the MLP Parties is familiar with investments of the nature of the Assets, understands that this investment involves substantial risks, has investigated the Assets, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Assets, and is able to bear the economic risks of such investment. Each of the MLP Parties has had the opportunity to visit with VPC and its applicable Affiliates and meet with their representative officers and other representatives to discuss the operations, assets, liabilities and financial condition of the Assets, has received materials, documents and other information that such MLP Party deems necessary or advisable to evaluate the Assets. Each of the MLP Parties has made its own independent examination, investigation, analysis and evaluation of the Assets, including its own estimate of the value of the Assets. Each of the MLP Parties has undertaken such due diligence (including a review of the assets, properties, liabilities, books, records and contracts constituting part of the Assets) as such MLP Party deems adequate.

         Notwithstanding the other provisions of this subsection (v), the MLP Parties have relied on the truth and accuracy of the representations and warranties made by VPC in SECTION 4(l) in making the representations and warranties in this subsection (v) and the MLP Parties shall not be considered to have breached any representation or warranty contained in this subsection (v) if any of the representations and warranties made by VPC in SECTION 4(l) are not true or are inaccurate.

         26. Representations and Warranties Concerning the Assets. VPC hereby represents and warrants to the MLP Parties as follows as of the Effective Date:

         (a) Noncontravention. Except as set forth in SCHEDULE 4(a), neither the execution and delivery of any Transaction Agreement to which any VPC Party is a party, nor the consummation of any of the transactions contemplated thereby, shall (i) violate any Laws to which any of the Assets is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, require any notice or trigger any rights to payment or other compensation, or result in the imposition of any Encumbrance on any of the Assets under, any agreement, contract, lease, license, instrument, or other arrangement to which any of the Assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation, or Encumbrance would not have a Material Adverse Effect, or would not materially adversely affect the ability of any VPC Party to consummate the transactions contemplated by such Transaction Agreement.

         (b) Title to and Condition of Assets

                  (i) At Closing, VPC will convey to the OLP: (A) good and indefeasible title to the Terminal Real Property; (B) good and indefeasible title to the Pipeline System Real Property Interests; provided that notwithstanding anything to the contrary in this Agreement, VPC's obligations under SECTION 6(c) shall be the sole remedy for any breach of this subsection (B); and (C) good and marketable title to the Personal Property Assets; in each case free and clear of all Encumbrances, except for Permitted Encumbrances.

                  (ii) To VPC's Knowledge, except as disclosed in SCHEDULE 4(b)(ii) or as otherwise disclosed prior to the date hereof in writing to the MLP Parties, the Assets are in good operating condition and repair (normal wear and tear excepted), are free from patent and latent defects, are suitable for the purposes for which they are currently used and are not in need of maintenance or repairs except for ordinary routine maintenance and repairs that, in the aggregate, do not exceed $250,000.

                  (iii) There are no borrowings, loan agreements, promissory notes, pledges, mortgages, guaranties, liens and similar liabilities (direct and indirect), or Encumbrances that are secured by or constitute an Encumbrance on the Assets (other than Permitted Encumbrances).

                  (iv) VPC has not caused any work or improvements to be performed upon or made to any of the Assets for which there remains outstanding any payment obligation that would or might serve as the basis for any claim, lien, charge or Encumbrance in favor of the Person which performed the work.

                  (v) Except as set forth in SCHEDULE 4, VPC has not leased or subleased any parcel or any portion of the Real Property Interests to any other Person.

                  (vi) Except as set forth in SCHEDULE 4 and excluding any representation or warranty relating to Environmental Laws, VPC has not received any written notice to the effect that (i) any betterment assessments have been levied against, or condemnation or re-zoning proceedings are pending or threatened with respect to the Assets, or
         (ii) any zoning, building or similar law or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on the Assets as used and operated on the date of this Agreement. There are no outstanding abatement proceedings or appeals with respect to the assessment of the Assets for the purpose of real property taxes, and there is no written agreement with any Governmental Authority with respect to such assessments or tax rates on the Assets. SCHEDULE 4 sets forth a list of material leases related to the Assets where VPC is the (sub)lessee or lessor.

                  (vii) All pipelines, pipeline easements, utility lines, utility easements and other easements, leaseholds, servitudes and rights-of-way burdening or benefiting any of the Assets will not at Closing unreasonably and materially interfere with or prevent any material operations conducted on the Assets by VPC in the Ordinary Course as of the date hereof. Except as set forth on SCHEDULE 4 and for Permitted Encumbrances, with respect to any pipeline, utility, access or other easements, servitudes or leaseholds located on or directly serving the Assets and owned or used by VPC in connection with its operations at the Assets: (A) VPC either has the contractual right to use or is the exclusive or non-exclusive legal and beneficial owner of the respective easement and leasehold established thereunder; (B) such leaseholds, easements and the rights and interests of VPC thereunder are in all material respects in full force and effect; and (C) to VPC's knowledge, no material defaults exist thereunder and no events or conditions exist which, with or without notice of lapse of time or both, would constitute a material default thereunder or result in a termination; provided, however, that clauses (A) and (B) above shall not apply to the Pipeline System or Pipeline System Real Property Interests and, in lieu thereof, the OLP has agreed to rely on the representations and warranties in SECTION 4(b)(i).

                  (viii) VPC has good and valid title to the Equipment, free and clear of all Encumbrances except Permitted Encumbrances.

               (c) Material Change. Except as set forth in SCHEDULE 4(c), since December 31, 2001:

                  (i) there has not been any Material Adverse Effect;

                  (ii) the Assets have been operated and maintained in the Ordinary Course;

                  (iii) to VPC's Knowledge, there has not been any material damage, destruction or loss to any material portion of the Assets, whether or not covered by insurance;

                  (iv) there has been no purchase, sale or lease of any material asset included in the Assets;

                  (v) there is no contract, commitment or agreement to do any of the foregoing, except as expressly permitted hereby.

             (d) Legal Compliance. Each VPC Party, with respect to the Assets, has complied with all applicable Laws, except where the failure to comply would not have a Material Adverse Effect. VPC makes no representations or warranties in this SECTION 4(d) with respect to Environmental Laws, for which the sole representations and warranties of VPC are set forth in SECTION 4(g).

             (e) Intellectual Property and Material Contracts. To the knowledge of VPC, SCHEDULE 4(e) sets forth (i) a true and complete list of all material Intellectual Property, (ii) the name of the Person who owns such Intellectual Property, (iii) in the case of such Intellectual Property not owned by VPC, other than licenses for software having a value of less than $1,000.00 per license, identifying information regarding the agreement pursuant to which VPC uses any such Intellectual Property ("Intellectual Property Contracts") and (iv) any other material contracts not otherwise listed on any schedule hereto to which any VPC Party is a party and which pertains to the operations of the Assets by VPC in the Ordinary Course (the "Material Contracts"). Except as otherwise specified on SCHEDULE 4(e), VPC has the right to assign to the OLP the Intellectual Property, Intellectual Property Contracts and the Material Contracts, upon the consummation of the transactions contemplated hereunder. To the knowledge of VPC, no VPC Party is in material breach of any agreement, commitment, contractual understanding, license, sublicense, assignment, or indemnification which relates to any of the Intellectual Property Contracts or the Material Contracts.

             (f) Litigation. (i) VPC is not, with respect to the Assets, (A) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (B) the subject of any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or is the subject of any pending or, to VPC's Knowledge, threatened claim, demand, or notice of violation or liability from any Person, except where any of the foregoing would not have a Material Adverse Effect.

             (ii) Except as identified on SCHEDULE 4(f), no VPC Party has Knowledge of any Basis for any present or future injunction, judgment, order, decree, ruling, or charge or action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, against any of them giving rise to any Obligation to which any of the Assets would be subject.

             (g) Environmental Matters. Except as set forth in SCHEDULE 4(g):

                  (i) VPC, with respect to the Assets, has been in compliance with all applicable local, state, and federal laws, rules, regulations, and orders regulating or otherwise pertaining to (a) the use, generation, migration, storage, removal, treatment, remedy, discharge, release, transportation, disposal, or cleanup of pollutants, contamination, hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, (b) surface waters, ground waters, ambient air and any other environmental medium on or off any lease or (c) the environment or health and safety-related matters; including the following as from time to time amended and all others whether similar or dissimilar: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (as amended by the Superfund Amendments and Reauthorization Act of 1986 "CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Toxic Substance Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, and all regulations promulgated pursuant thereto, and common law principles, including nuisance, trespass and negligence as applicable to environmental matters described above (collectively, the "Environmental Laws," and, individually, an "Environmental Law"), except for such instances of noncompliance that individually or in the aggregate do not have a Material Adverse Effect.

                  (ii) VPC has obtained all permits, licenses, franchises, authorities, consents, registrations, orders, certificates, waivers, exceptions, variances and approvals, and has made all filings, paid all fees, and maintained all material information, documentation, and records, as necessary under applicable Environmental Laws for operating the Assets as they are presently operated, and all such permits, licenses, franchises, authorities, consents, approvals, and filings remain in full force and effect, except for such matters that individually or in the aggregate do not have a Material Adverse Effect.
         SCHEDULE 4(g)(ii) sets forth a complete list of all material permits, licenses, franchises, authorities, consents, and approvals issued or granted by any Governmental Authority, as necessary under applicable Environmental Laws for operating the Assets as they are presently operated (the "Required Permits"), and held in the name of the appropriate VPC Party as indicated on such schedule.

                  (iii) Except as would not have a Material Adverse Effect, (x) there are no pending or, to the knowledge of any VPC Party, threatened claims, demands, actions, administrative proceedings or lawsuits against VPC with respect to the Assets and VPC has not received notice of any of the foregoing and (y) none of the Assets is subject to any outstanding injunction, judgment, order, decree or ruling under any Environmental Laws.

                  (iv) VPC has not received any written notice that VPC, with respect to the Assets, is or may be a potentially responsible party under CERCLA or any analogous state law in connection with any site actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Substances.

                  (v) All Hazardous Substances or solid wastes generated, transported, handled, stored, treated or disposed by, in connection with or as a result of the operation of VPC or the conduct of VPC, have been transported only by carriers maintaining valid authorizations under applicable Environmental Laws and treated, stored, disposed of or otherwise handled only at facilities maintaining valid authorizations under applicable Environmental Laws and such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority or other Person in connection with any of the Environmental Laws, except for such matters that individually or in the aggregate do not have a Material Adverse Effect.

VPC makes no representation or warranty regarding any compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this SECTION 4(g). For purposes of this SECTION 4(g), each reference to VPC or VPC Parties shall be deemed to include VPC Parties and their Affiliates.

             (h) Preferential Purchase Rights. Except for the Right of First Offer, the Right of First Refusal set forth in SECTION 2(d), and those identified on SCHEDULE 2(h), there are no preferential purchase rights, rights of refusal to purchase, purchase options or other rights held by any Person not a party to this Agreement to purchase or acquire any or all of the Assets, in whole or in part, that would be triggered or otherwise affected as a result of the transactions contemplated by this Agreement ("Preferential Rights").

             (i) Prohibited Events. None of the matters described in SECTION 5(c) have occurred since December 31, 2001.

             (j) Regulatory Matters No VPC Party is (i) a "holding company," a "subsidiary company" of a "holding company," an "affiliate" of a "holding company," or a "public utility," as each such term is defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder. Other than the Pipeline Systems, which are presently subject to regulation by the Texas Railroad Commission, none of the Assets are subject to regulation by the Federal Energy Regulatory Commission or rate regulation or comprehensive nondiscriminatory access regulation under any federal laws or the laws of any state or other local jurisdiction.

             (k) Intercompany Transactions. There are no outstanding receivables, payables and other intercompany agreements between VPC and any of its Affiliates that relate to the Assets (other than in connection with VPC role as a carrier on the Pipeline Systems and a terminal operator of the Terminals and VMSC's role as a shipper on the Pipeline Systems and a customer at the Terminals.)

             (l) Material Information. VPC has provided to the MLP Parties all material information concerning the operations by VPC of, and finances of, the Assets as has been requested by any of the MLP Parties to date and such information is complete and correct in all material respects and does not omit to state a material fact necessary to make the statements and information contained therein not misleading in light of the circumstances in which they are made. To VPC's knowledge, there is not any fact that has not been disclosed to the MLP Parties pertaining particularly to any of the Assets (as opposed to public information concerning general industry or economic conditions or governmental policies) which materially and adversely affect any of the Assets or the use, ownership, financing, operation, maintenance or repair of any of the Assets at any time after the Closing.

             (m) Tax Matters. Except as set forth in SCHEDULE 4(m) or as would not have a Material Adverse Effect:

                  (i) VPC and its Affiliates have filed, or caused to be filed, on a timely basis all Tax Returns with respect to the Assets that they were required to file and such Tax Returns are accurate in all material respects;

                  (ii) All Taxes shown as due by VPC or its Affiliates on any such Tax Returns have been timely paid; and

                  (iii) There is no dispute or claim concerning any Tax liability of VPC or any of its Affiliates related to the Assets claimed or raised in writing by any Governmental Authority.

             (n) Sufficiency of Assets. The Assets constitute substantially all the assets currently used by VPC in conducting its business in connection with the Pipeline Systems and the Terminals prior to the Closing.

             (o) Disclaimer of Representations and Warranties Concerning Personal Property, Equipment and Fixtures. Each of the MLP Parties acknowledges that (i) it has had and pursuant to this Agreement shall have before Closing access to the Assets and the officers and employees of VPC and (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, each of the MLP Parties has relied solely on the basis of its own independent investigation and upon the express representations, warranties, covenants, and agreements set forth in this Agreement and the other Transaction Agreements. Accordingly, each of the MLP Parties acknowledges that, except as expressly set forth in this Agreement, VPC has not made, and VPC MAKES NO AND DISCLAIMS ANY, REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, REGARDING (i) THE QUALITY, CONDITION, OR OPERABILITY OF ANY PERSONAL PROPERTY, EQUIPMENT, OR FIXTURES, (ii) THEIR MERCHANTABILITY, (iii) THEIR FITNESS FOR ANY PARTICULAR PURPOSE, OR (iv) THEIR CONFORMITY TO MODELS, SAMPLES OF MATERIALS OR MANUFACTURER DESIGN, AND ALL PERSONAL PROPERTY AND EQUIPMENT IS DELIVERED "AS IS, WHERE IS" IN THE CONDITION IN WHICH THE SAME EXISTS.

         27. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the date of this Agreement and the Closing:

             (a) General. Each of the MLP Parties shall use its Best Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including causing the occurrence of VPC's conditions to Closing in SECTION 7(b). VPC shall use its Best Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including causing the occurrence of the MLP Parties' conditions to Closing in SECTION 7(a).

             (b) Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its Best Efforts to obtain any authorizations, consents, and approvals of Governmental Authorities and third parties it is required to obtain in connection with the transaction contemplated by this Agreement (the "Transaction"), so as to permit the Closing to occur not later than 9:00 a.m. (San Antonio time) on March 31, 2003.

             (c) Operation of Assets. VPC shall not, without the written consent of the OLP (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement or as contemplated by SCHEDULE 5(c), engage in any practice, take any action, omit to take any action or enter into any transaction outside the Ordinary Course that could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, without the written consent of the MLP (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement or SCHEDULE 5(c), prior to the Closing VPC shall not do any of the following:

                  (i) sell, lease or otherwise dispose of any Assets or cause or allow any part of the Assets to become subject to an Encumbrance, except for Permitted Encumbrances;

                  (ii) initiate or settle any litigation, complaint, rate filing or administration proceeding relating to the Assets.

             (d) Full Access. VPC shall permit, and shall cause its Affiliates to permit, representatives of the MLP Parties to have full access at all reasonable times, and in a manner so as not to unreasonably interfere with the normal business operations of VPC and its Affiliates, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents pertaining to any of the Assets.

             (e) Required Permits. Each of the VPC Parties and the MLP Parties shall use its Best Efforts to take all action and to do all things necessary, proper, or advisable in order to transfer the Required Permits to the OLP or otherwise to assist the OLP in obtaining such Required Permits in its own right.

        28. Post-Closing Covenants.  The Parties agree as follows:

             (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action

(including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under SECTION 8).

             (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date involving the Assets, the other Party shall cooperate with the contesting or defending Party and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records (other than books and records which are subject to privilege or to confidentiality restrictions) as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under SECTION 8).

             (c) Pipeline System Real Property Interests. In connection with the closing of the Lease Purchase Option, not all of the Pipeline System Real Property Interests were or may be conveyed or were or may be otherwise conveyed with potential title defects (other than Permitted Encumbrances) that VPC has agreed with Coastal may be remedied after the closing of the Lease Purchase Option. To the extent not remedied as of the Closing Date hereunder, VPC agrees to use its Best Efforts to take such further actions as the Parties agree are reasonably necessary or advisable to remedy such defects; provided that for purposes of this SECTION 6(c), VPC's use of its "Best Efforts" shall be deemed to include expenditures up to $1,500,000 (and not $1,000,000 as set forth in the definition of "Best Efforts" herein). VPC further covenants to convey to the OLP any Pipeline System Real Property Interests conveyed to VPC by Coastal subsequent to the Closing Date hereunder promptly following their conveyance to VPC.

             (d) Delivery and Retention of Records. On the Closing Date, VPC shall deliver or cause to be delivered to the MLP Parties, copies of Tax Records and all other files, books, records, information and data relating to the Assets (other than Tax Records) that are in the possession or control of VPC (the "Records"). The MLP Parties agree to (i) hold the Records and not to destroy or dispose of any thereof for a period of seven years from the Closing Date or such longer time as may be required by Law, provided that, if it desires to destroy or dispose of such Records during such period, it shall first offer in writing at least 60 days before such destruction or disposition to surrender them to VPC and if VPC does not accept such offer within 20 days after receipt of such offer, such MLP Party may take such action and (ii) afford VPC, its accountants, and counsel, during normal business hours, upon reasonable request, at any time, full access to the Records to the extent that such access may be requested for any legitimate purpose at no cost to VPC (other than for reasonable out-of-pocket expenses); provided that such access shall not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product, or like privilege; provided, further that in the event of any litigation nothing herein shall limit any Party's rights of discovery under applicable Law.

             (e) Required Permits. Each of the VPC Parties and the MLP Parties shall use its Best Efforts to take all action and to do all things necessary, proper, or advisable in order to transfer the Required Permits to the OLP or otherwise to assist the OLP in obtaining such Required Permits in its own right.

        29. Conditions to Obligation to Close.

             (a) Conditions to Obligation of the MLP Parties. The obligation of each of the MLP Parties to consummate the transactions to be performed by such MLP Party in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties of VPC contained in SECTIONS 3(a) and 4 must be true and correct in all material respects (without, for purposes of determining whether or not this condition is satisfied as of the Closing, giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value, except with respect to (A) the representations and warranties in SECTION 4(b)(ii) and (B) the representations and warranties in SECTION 4(C)(iii), for which in each such case qualifications as to Knowledge shall be given effect) as of the date of this Agreement and at Closing (except for those which refer to a specific date, which must be true and correct as of such date);

                  (ii) VPC must have performed and complied in all material respects with its covenants hereunder through the Closing (without, for purposes of determining whether or not this condition is satisfied as of the Closing, giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value);

                  (iii) there must not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions contemplated by this Agreement;

                  (iv) the MLP Parties must have obtained all material Governmental Authority and third party consents, including any material consents specified in SECTION 3(b)(II) and including the consents required by the corresponding Schedule and the 30-day waiting period under the HSR Act shall have expired or been terminated prior to the expiration thereof and all other approvals required under the HSR Act shall have been issued;

                  (v) VPC must have delivered to the MLP Parties a certificate to the effect that each of the conditions specified in SECTIONS 7(a)(i)
         - (iv) is satisfied in all respects;

                  (vi) the MLP and a group of underwriters must have executed and delivered an Underwriting Agreement (the "Underwriting Agreement") with respect to a public offering of common units representing limited partner interests in the MLP with an aggregate offering amount of up to $200 million (not including the underwriters' over-allotment option) and the closing of the transactions contemplated therein must have occurred;

                  (vii) one or more of the MLP Parties and a group of note purchasers must have executed and delivered a Note Purchase Agreement with respect to the Private Placement with an aggregate principal amount of up to $250 million (the "Note Purchase Agreement") and the closing of the transactions contemplated thereby must have occurred;

                  (viii) one or more of the MLP Parties shall have entered into arrangements under the OLP's revolving credit facility to borrow such additional amount as is necessary for the MLP and OLP to fund the aggregate amount of the Cash Amount, the cash amount required under the Contribution Agreements entered into as the date hereof by the MLP Parties with Valero Refining Company-California and with Valero Refining-Texas, L.P. for the contribution of specified feedstock storage tanks as identified therein, the additional cash amount required for the Redemption as well as the aggregate transaction costs with respect to all transactions contemplated above (expected to be approximately $2 million), and the closing of the borrowing transaction must have occurred;

                  (ix) the MLP Parties must have duly and validly authorized the terms of the Underwriting Agreement, the Note Purchase Agreement and the borrowing by the OLP as contemplated in clauses (vi), (vii) and
         (viii) above;

                  (x) the proceeds of the equity and debt financing for the transactions contemplated hereby as outlined in clauses (vi), (vii) and
         (viii) above must have been received by the MLP Parties on terms substantially the same as authorized by the MLP Parties; and

                  (xi) the MLP's public offering of its common units and the Redemption, on an aggregate basis, must have caused the aggregate ownership interest of Valero Energy in the MLP to be 49.5% or less.

The MLP Parties may waive any condition specified in this SECTION 7(a) if Valero GP, on behalf of all of the MLP Parties, executes a writing so stating at or before the Closing.

             (b) Conditions to Obligation of VPC. The obligation of VPC to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) The closing of the Lease Purchase Option shall have occurred;

                  (ii) the representations and warranties of the MLP Parties contained in SECTION 3(b) must be true and correct in all material respects (without, for purposes of determining whether or not this condition is satisfied as of the Closing, giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value) as of the date of this Agreement and at

         Closing (except for those which refer to a specific date, which must be true and correct as of such date);

                  (iii) each of the MLP Parties must have performed and complied in all material respects with each of its covenants hereunder through the Closing (without, for purposes of determining whether or not this condition is satisfied as of the Closing, giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value);

                  (iv) there must not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions contemplated by this Agreement;

                  (v) VPC must have obtained all material Governmental Authority and third party consents, including material consents specified in SECTIONS 3(a)(II) and 4(a) and including the consents required by the corresponding Schedules and the 30-day waiting period under the HSR Act shall have expired or been terminated prior to the expiration thereof and all other approvals required under the HSR Act shall have been issued; and

                  (vi) Valero GP, on behalf of the MLP Parties, must have delivered to VPC a certificate to the effect that each of the conditions specified in SECTIONS 7(b)(i) - (IV) is satisfied in all respects.

VPC may waive any condition specified in this SECTION 7(b) if it executes a writing so stating at or before the Closing.

         30. Remedies for Breaches of this Agreement.

             (a) Survival . (i) All of the representations and warranties of VPC contained in SECTIONS 3(a) and 4 (other than SECTIONS 3(a)(i), 3(a)(ii), 4(b)(i), 4(f)(ii) and 4(m)) shall survive the Closing hereunder for a period of three years after the Closing Date; (ii) the representations and warranties of VPC contained in SECTIONS 3(a)(i), 3(a)(ii), and 4(b)(i) shall survive the Closing forever, (iii) the representations and warranties of VPC contained in
SECTION 4(m) shall survive the Closing with respect to any given claim that would constitute a breach of such representation or warranty until 90 days after the expiration of the statute of limitations applicable to the underlying Tax matter giving rise to that claim, and (iv) the representations and warranties of VPC contained in SECTION 4(f)(ii) shall survive the Closing for a period of one year after the Closing Date. The representations and warranties of the MLP Parties contained in SECTION 3(b) (other than in SECTIONS 3(b)(i) and 3(b)(ii)) shall survive the Closing for a period of three years after the Closing Date. The representations and warranties of the MLP Parties contained in SECTIONS 3(b)(i) and 3(b)(ii) shall survive the Closing forever. The covenants and obligations contained in SECTIONS 2 and 6 and all other covenants and obligations contained in this Agreement (including, but not limited to, those contained in SECTIONS 8(b)(iii), 8(b)(iv) and

8(b)(v)) shall survive the Closing forever, unless a shorter period is expressly identified in this Agreement with respect thereto.

             (b) Indemnification Provisions for Benefit of the MLP Parties.

                  (i) VPC agrees to release and indemnify the MLP Party Indemnitees from and against any Adverse Consequences suffered by the MLP Party Indemnitees arising out of, in connection with or relating to any breach of the representations and warranties made by VPC in this Agreement to the extent that (x) such representations and warranties survive the Closing pursuant to SECTION 8(a) and (y) any MLP Party makes a written claim for indemnification against VPC pursuant to
         SECTION 11(g) within such period of survival. However, VPC shall not have any obligation to release and indemnify the MLP Party Indemnitees from and against any such Adverse Consequences (A) until the MLP Party Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of all such breaches in excess of an aggregate amount equal to 1% of the Cash Amount (the "1% Threshold") (after which point VPC shall be obligated to release and indemnify the MLP Party Indemnitees from and against all Adverse Consequences by reason of all such breaches, including those Adverse Consequences included in the calculation of whether or not the 1% Threshold had been met), (B) to the extent the Adverse Consequences the MLP Party Indemnitees, in the aggregate, exceeds an aggregate ceiling amount equal to 50% of the Cash Amount (after which point VPC shall have no obligation to release and indemnify the MLP Party Indemnitees from and against further such Adverse Consequences); provided, however, that the threshold amount with respect to breaches of SECTION 4(b)(ii) shall be $250,000 and not the 1% Threshold. For purposes of calculating any Adverse Consequences in connection with this SECTION 8(b)(i), any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, or any qualification or limitation as to monetary amount or value set forth in SECTIONS 3(a) OR 4 shall be disregarded.

                  (ii) In the event: (x) VPC breaches any of its covenants or obligations in SECTIONS 2 or 6 or any other covenants or obligations in this Agreement (other than SECTIONS 3, 4 AND 8(b)(i)) (in each case above without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value); (y) there is an applicable survival period pursuant to SECTION 8(a); and (z) any MLP Party makes a written claim for indemnification against VPC pursuant to SECTION 11(g) within such survival period, then VPC agrees to release and indemnify the MLP Party Indemnitees from and against any Adverse Consequences suffered by the MLP Party Indemnitees.

                  (iii) VPC shall release, defend, indemnify and hold harmless the MLP Party Indemnitees against any Adverse Consequences resulting by reason of joint and several liability with VPC arising by reason of having been required to be aggregated with VPC under section 414(o) of the Code, or having been under "common control" with VPC, within the meaning of Section 4001(a)(14) of ERISA.

                  (iv) VPC shall release, defend and indemnify the MLP Party Indemnitees from and against any Adverse Consequences suffered by the MLP Party Indemnitees with respect to any environmental condition, claim or loss with respect to (a) any of the Assets arising as a result of events occurring or conditions existing on or prior to the Closing Date, including the matters disclosed in SCHEDULE 4(g) and (b) any real or personal property on which the Assets are or, prior to the Effective Date, have been located, arising prior to or as of the date of this Agreement (all of the foregoing being collectively referred to as "Pre-Closing Environmental Matters"). Notwithstanding the foregoing, with respect to Pre-Closing Environmental Matters that were not as of the Closing known to VPC or otherwise expressly identified in writing to any of the Parties ("Unknown Pre-Closing Environmental Matters"), VPC's indemnity under this SECTION 8 shall expire as of the tenth anniversary of the Closing Date, after which all such Unknown Pre-Closing Environmental Matters shall be assumed by the OLP. In addition, prior to the fifth anniversary of the Closing Date, VPC shall bear the burden of proving that any subsequently identified environmental conditions, claims or losses relate to operations at the Assets after the Closing Date, and from and after the fifth anniversary of the Closing Date, the OLP shall bear the burden of proving that any subsequently identified environmental conditions, claims or losses relate to operations at the Assets prior to the Closing Date.

                  (v) VPC shall release, defend, indemnify and hold harmless the MLP Party Indemnitees against any Adverse Consequences suffered by the MLP Party Indemnitees with respect to, any outstanding injunction, judgment, order, decree, ruling, or charge, or any pending or threatened action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or any other Adverse Consequences suffered by the MLP Party Indemnitees as a result of third-party claims relating to the Assets on or before the Closing Date.

                  (vi) Notwithstanding anything to the contrary contained in SECTIONS 8(b)(i) and (ii), VPC shall not have any obligation to indemnify any MLP Party Indemnitee to the extent that the payment thereof would cause VPC's aggregate indemnity payments under SECTION 8(b) (but excluding SECTIONS 8(b)(iii), 8(b)(iv) and 8(b)(v)) to exceed 100% of the Cash Amount.

                  (vii) To the extent any MLP Party Indemnitee becomes liable to, and is ordered to and does pay to any third party, punitive, exemplary, special or consequential damages caused by a breach by VPC of any representation, warranty or covenant contained in this Agreement, then such punitive, exemplary, special or consequential damages shall be deemed actual damages to such MLP Party Indemnitee and included within the definition of Adverse Consequences for purposes of this SECTION 8.

                  (viii) Except for the rights of indemnification provided in this SECTION 8 and SECTION 9, each of the MLP Parties hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against VPC arising from any breach by VPC of any of its representations, warranties or covenants under this Agreement or the transactions contemplated hereby.

             (c) Indemnification Provisions for Benefit of VPC.

                  (i) In the event: (x) any of the MLP Parties breaches any of its representations, warranties or covenants contained herein; (y) there is an applicable survival period pursuant to SECTION 8(a); and
         (z) VPC makes a written claim for indemnification against such MLP Party pursuant to SECTION 11(g) within such survival period, then each of the MLP Parties agrees to release and indemnify the VPC Indemnitees from and against the entirety of any Adverse Consequences suffered by such VPC Indemnitees.

                  (ii) To the extent any VPC Indemnitee becomes liable to, and is ordered to and does pay to any third party, punitive, exemplary, special or consequential damages caused by a breach by any of the MLP Parties of any representation, warranty or covenant contained in this Agreement, then such punitive, exemplary, special or consequential damages shall be deemed actual damages to such VPC Indemnitee and included within the definition of Adverse Consequences for purposes of this SECTION 8.

                  (iii) Except for the rights of indemnification provided in this SECTION 8, VPC hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against the MLP Parties arising from any breach by any of the MLP Parties of any of its representations, warranties or covenants under this Agreement or the transactions contemplated hereby.

             (d) Matters Involving Third Parties.

                  (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this SECTION 8, then the Indemnified Party shall promptly (and in any event within fifteen business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

                  (ii) The Indemnifying Party shall have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

                  (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in SECTION 8(d)(ii), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                  (iv) The Indemnified Party may not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be withheld unreasonably; provided that no such consent will be required if the Indemnifying Party has denied in writing its obligations to indemnify the Indemnified Party hereunder or if the Indemnifying Party has not responded to the Indemnified Party's written request for consent within 10 business days of the Indemnifying Party's receipt thereof.

         (e) Determination of Amount of Adverse Consequences. The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e. reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any), as such actual loss is reduced by any reduction in Taxes of the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage. The amount of the actual loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a Prime Rate plus 2% interest or discount rate, as appropriate. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this SECTION 8(e). An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

         (f) Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement, including any payment made under SECTION 9, shall be treated as increases or decreases to the Cash Amount for Tax purposes.

     31. Tax Matters.

         (a) Tax Returns. VPC shall prepare or cause to be prepared and file or cause to be filed when due all Pre-Closing Tax Returns with respect to the Assets. VPC shall timely pay or cause to be timely paid any Taxes due with respect to such Pre-Closing Tax Returns. The MLP Parties shall prepare or cause to be prepared and file or cause to be filed when due any Post-Closing Tax Returns with respect to the Assets. The MLP Parties shall timely pay (or cause to be timely paid) any Taxes due with respect to such Post-Closing Tax Returns.

         (b) Straddle Periods. The MLP Parties shall be responsible for Taxes with respect to the Assets related to the portion of any Straddle Period occurring after the Closing Date. VPC shall be responsible for such Taxes relating to the portion of any Straddle Period occurring before and on the Closing Date. If applicable Law shall not permit the Closing Date to be the last day of a period, then (i) real or personal property Taxes with respect to the Assets shall be allocated based on the number of days in the partial period before and after the Closing Date and (ii) all other Taxes shall be allocated on the basis of the actual activities or attributes of the Assets for each partial period as determined from the books and records of VPC and its Affiliates.

         (c) Straddle Returns. The MLP Parties shall prepare any Straddle Returns and deliver same to VPC for review and comment at least 45 days prior to the due date (including any extension) for filing each such Straddle Return, together with a statement setting forth the allocation of taxable income and Taxes under SECTION 9(b) and the amount of Tax that VPC owes. VPC and the MLP Parties agree to consult with each other to attempt to resolve in good faith any issue arising as a result of VPC's review of such Straddle Return and mutually to consent to the filing thereof as promptly as possible. Not later than five days before the due date for the payment of Taxes with respect to any such Straddle Return, VPC shall pay or cause to be paid to the MLP Parties either (i) if the MLP Parties and VPC are in agreement as to the amount of Taxes owed by VPC, that amount, or (ii) if the MLP Parties and VPC cannot agree on the amount of Taxes owed by VPC, the maximum amount of Taxes reasonably determined by VPC to be owed by it, in which case (A) VPC and the MLP Parties shall refer the dispute to an independent "Big-Four" accounting firm agreed to by the MLP Parties and VPC to arbitrate the dispute within ten days following the payment of the undisputed amount, (B) the determination of such accounting firm as to the amount of Taxes owing by VPC with respect to a Straddle Return shall be binding on both VPC and the MLP Parties, (C) VPC and the MLP Parties shall equally share the fees and expenses of the accounting firm, and (D) within five days after the determination by such accounting firm, if necessary, the appropriate Party shall pay the other Party any amount which is determined by such accounting firm to be owed. VPC shall be entitled to reduce its obligation to pay Taxes with respect to a Straddle Return by the amount of any estimated Taxes paid with respect to such Taxes on or before the Closing Date.

         (d) Tax Indemnification. VPC agrees to indemnify the MLP Party Indemnitees from and against any Adverse Consequences with respect to (i) Taxes with respect to the Assets for any Pre-Closing Tax Period and the portion of any Straddle Period occurring on or before the Closing Date and (ii) Transfer Taxes. The MLP Parties agree to indemnify VPC from and against any Adverse Consequences with respect to Taxes with respect to the Assets for any Post-Closing Tax Period and the portion of any Straddle Period occurring after the Closing Date. Notwithstanding anything to the contrary in this Agreement, the covenants and obligations of the Parties sets forth in this SECTION 9 shall be unconditional and absolute and shall remain in effect until thirty days after the expiration of all statutes of limitation applicable to such covenants and obligations. The limitation on the indemnity obligations of VPC pursuant to SECTION 8(b) shall not apply to the indemnity obligations of VPC for Adverse Consequences related to Taxes under this SECTION 9(d).

         (e) Transfer Taxes. VPC shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the "Transfer Taxes") and shall be liable for and shall timely pay such Transfer Taxes. If required by applicable Law, the MLP Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

         (f) Tax Refunds. If any of the MLP Parties or any Affiliate of the MLP Parties receives a refund of any Taxes that VPC is responsible for hereunder, or if VPC or any Affiliate of VPC receives a refund of any Taxes that any of the MLP Parties is responsible for hereunder, the party receiving such refund shall, within 30 days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. For the purpose of this SECTION 9(f), the term "refund" shall include a reduction in Tax and the use of an overpayment as a credit or other tax offset, and receipt of a refund in respect thereof shall be deemed to occur upon the filing of a return or an adjustment thereto claiming the benefit of such reduction, overpayment or offset.

             (g) Closing Tax Certificate. On the Closing Date, VPC shall deliver to the MLP Parties a certificate (in the form attached hereto as Exhibit F) signed under penalties of perjury (i) stating it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number, and (iii) providing its address, all pursuant to
Section 1445 of the Code.

         32. Termination.

             (a) Termination of Agreement. The Parties may terminate this Agreement, as provided below:

                  (i) the MLP Parties and VPC may terminate this Agreement by mutual written consent at any time before the Closing;

                  (ii) the MLP Parties may terminate this Agreement by giving written notice to VPC at any time before Closing (A) in the event VPC has breached any representation, warranty or covenant contained in this Agreement in any material respect, the MLP Parties have notified VPC of the breach, the breach has continued without cure for a period of 10 days after the notice of breach and such breach would result in a failure to satisfy a condition to the MLP Parties' obligation to consummate the transactions contemplated hereby; or (B) if the Closing shall not have occurred on or before 9:00 a.m. (San Antonio time) on April 30, 2003 (unless the failure results primarily from the MLP Parties itself breaching any representation, warranty or covenant contained in this Agreement);

                  (iii) VPC may terminate this Agreement by giving written notice to the MLP Parties at any time before the Closing (A) in the event any of the MLP Parties has breached any representation, warranty or covenant contained in this Agreement in any material respect, VPC has notified such MLP Party of the breach, the breach has continued without cure for a period of 10 days after the notice of breach and such breach would result in a failure to satisfy a condition to VPC's obligation to consummate the transactions contemplated hereby; or (B) if the Closing shall not have occurred on or before 9:00 a.m. (San Antonio time) April 30, 2003 (unless the failure results primarily from VPC breaching any representation, warranty or covenant contained in this Agreement);

                  (iv) the MLP Parties or VPC may terminate this Agreement if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; and

                  (v) the MLP Parties or VPC may terminate this Agreement if the Underwriting Agreement is terminated for any reason.

             (b) Effect of Termination. Except as provided in SECTION 8 and except for the obligations under SECTION 10 and SECTION 11, if any Party terminates this Agreement pursuant to SECTION 10(a), all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

        33. Miscellaneous.

             (a) Public Announcements. Any Party is permitted to issue a press release or make a public announcement concerning this Agreement without the other Parties' consents, in which case the disclosing Party shall provide an advance copy of the proposed public disclosure to the non-disclosing Parties and permit the non-disclosing Parties the opportunity to reasonably comment on such proposed disclosure. The Parties agree to cooperate in good faith to issue separate and simultaneous press releases promptly following the execution of this Agreement by all Parties.

             (b) Insurance; Casualty; Condemnation. (i) The MLP Parties acknowledge and agree that, following the Closing, any Subject Insurance Policies shall be terminated or modified to exclude coverage of all or any portion of the Assets by VPC or any of its Affiliates, and, as a result, the MLP Parties shall be obligated at or before Closing to obtain at their sole cost and expense replacement insurance, including insurance required by any third party to be maintained for or by the Assets. Notwithstanding the foregoing, VPC acknowledges that initially such insurance described in the preceding sentence may be maintained under an umbrella policy of Valero Energy Corporation with OLP as a named insured (and for which OLP shall reimburse Valero Energy Corporation for its proportionate cost), but the OLP agrees that it will endeavor in good faith to obtain insurance in its own name if commercially and economically practicable. Each of the MLP Parties further acknowledges and agrees that the MLP Parties may need to provide to certain Governmental Authorities and third parties evidence of such replacement or substitute insurance coverage for the continued operations of the Assets. If any claims are made or losses occur prior to the Closing Date that relate solely to the Assets and such claims, or the claims associated with such losses, properly may be made against the policies retained by VPC or its Affiliates after the Closing, then VPC shall use its Best Efforts so that the MLP Parties can file, notice, and otherwise continue to pursue these claims pursuant to the terms of such policies; provided, however, nothing in this Agreement shall require VPC to maintain or to refrain from asserting claims against or exhausting any retained policies.

                        (ii) (A) VPC shall give the MLP Parties prompt notice of
            (i) any fire or other casualty affecting the Assets (a "Casualty") between the Effective Date and the Closing Date and (ii) any actual, pending or proposed Taking of all or any portion of the Assets.

                        (B) In the event the Assets (or any material portion
            thereof) suffers a Casualty subsequent to the Effective Date, but prior to the Closing Date, VPC shall elect either (i) to repair or make adequate provision for the repair of such Assets prior to Closing or (ii) to provide the MLP Parties with a credit against the Cash Amount in an amount agreed upon by VPC and the MLP Parties to represent the reduction in the value of the Assets by reason of the Casualty, taking into account any repairs actually made by VPC to such Assets prior to the Closing Date. If the reduction in the value of the Assets by reason of the

             Casualty exceeds 25% of the Cash Amount, the MLP Parties shall have the option to terminate this Agreement without any further obligation of any of the Parties or their Affiliates pursuant hereto.

                        (C) If after the Effective Date and prior to the Closing
            Date, all or any portion of the Assets is taken by condemnation or eminent domain or by agreement in lieu thereof with any person or entity authorized to exercise such rights (a "Taking"), and the mutually-agreed value of the Assets subject to such Taking, when aggregated with all other Takings occurring during such time period, equal:

                           i. less than 25% of the Cash Amount, the Closing shall take place as provided herein without abatement of the Cash Amount, and there shall be assigned to the MLP Parties at the Closing all interest of VPC in any award which may be payable to VPC on account of such Taking; or

                           ii. 25% or more of the Cash Amount, the MLP Parties shall have the option to terminate this Agreement without any further obligation of any of the parties or their affiliates pursuant hereto; provided that if the MLP Parties elects to proceed with the Closing, the Closing shall take place as provided herein without abatement of the Cash Amount, and there shall be assigned to the MLP Parties at the Closing all interest of VPC in any award which may be payable to VPC on account of such Taking.

                  (D) In the event condemnation proceedings for a Taking of all or any portion of the Assets are commenced prior to the Closing Date, the MLP Parties and VPC shall have joint control of such proceedings and shall cooperate in their efforts in response to such proceedings.

                  (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the VPC Parties, the MLP Parties and their respective successors and permitted assigns.

                  (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Prior to the Closing the MLP Parties may not assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of VPC; provided, however, without the prior written approval of VPC, the MLP Parties and its permitted successors and assigns may assign any or all of its rights, interests or obligations under this Agreement to an Affiliate of any of the MLP Parties, including designating one or more Affiliates of any of the MLP Parties to be the assignee of some or any portion of the Assets. Notwithstanding the foregoing, VPC may assign its right under SECTION 2(a)(iv) to receive the OLP Limited Partner Interest to a person described in Treasury Regulation Section 1.1031(k)-1(g)(4) (a "Qualified Intermediary"). The Qualified Intermediary will be obligated to, and will, assign such right to receive the OLP Limited Partner Interest to UDS Logistics. Such assignment shall be deemed to fulfill VPC's obligations under SECTION 2(a)(v) hereof. If VPC elects to assign its right to receive the OLP Limited Partner Interest as provided in the preceding sentence, then the Qualified Intermediary shall assign its right to receive the OLP Limited Partner Interest to UDS Logistics and UDS Logistics, in lieu of issuing the UDS Membership Interest to VPC, shall assign its right to received the Cash Amount as set forth in SECTION 2(a)(vi) hereof to the Qualified Intermediary, in exchange for the assignment by the Qualified Intermediary of the right to receive the OLP Limited Partner Interest.

             (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

             (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

             (g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

              If to VPC:                      One Valero Place
                                              San Antonio, Texas 78212
                                              Attn: Mike Ciskowski
                                              Telecopy:210-370-2270
              If to the MLP Parties:          Valero Logistics Operations, L.P.
                                              6000 North Loop 1604 West
                                              San Antonio, TX 78249
                                              Attn:       Curt Anastasio
                                              Telecopy:   210-370-2304


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

             (h) Governing Law and Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS. VENUE FOR ANY ACTION ARISING UNDER THIS AGREEMENT SHALL LIE EXCLUSIVELY IN ANY STATE OR FEDERAL COURT IN BEXAR COUNTY, TEXAS.

             (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the MLP Parties and VPC. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

             (j) Severability. Any term or provision of this Agreement that is held to be invalid or unenforceable in any situation in any court of competent jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

             (k) Transaction Expenses. Each of the MLP Parties and VPC shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that all costs of obtaining the Title Policy shall be paid by VPC and all recording costs incurred in connection with the recordation of the Deeds and the Pipeline System Real Property Interests Assignments shall be shared by VPC and OLP on a 50/50 basis.

             (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. All references herein to Exhibits, Schedules, Articles, Sections or subdivisions thereof shall refer to the corresponding Exhibits, Schedules, Article, Section or subdivision thereof of this Agreement unless specific reference is made to such exhibits, articles, sections or subdivisions of another document or instrument. The terms "herein," "hereby," "hereunder," "hereof," "hereinafter," and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used. Each certificate delivered pursuant to this Agreement shall be deemed a part hereof, and any representation, warranty or covenant herein referenced or affirmed in such certificate shall be treated as a representation, warranty or covenant given in the correlated Section hereof on the date of such certificate. Additionally, any representation, warranty or covenant made in any such certificate shall be deemed to be made herein.

             (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

             (n) Entire Agreement. THIS AGREEMENT (INCLUDING THE TRANSACTION AGREEMENTS AND OTHER DOCUMENTS REFERRED TO HEREIN) CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES AND SUPERSEDES

ANY PRIOR UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR AMONG THE PARTIES, WRITTEN OR ORAL, TO THE EXTENT THEY HAVE RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF. The rights and obligations created by this Agreement are separate and independent from any rights and obligations created by any Assignment. Accordingly, none of the representations, warranties, covenants or indemnities included in any Assignment shall be merged into this Agreement or otherwise restrict or limit the effect of this Agreement, but each shall survive as provided in each such agreement. To the extent that there is a conflict between the express terms of this Agreement and any Assignment, this Agreement shall control.

             (o) Further Assurances. The Parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be reasonably necessary to effect the purposes of this Agreement.

                                      *****

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the preamble.

                            VALERO PIPELINE COMPANY


                            Name:  /s/ Michael S. Ciskowski
                                 -------------------------------------------
                            Title:      Senior Vice President
                                  ------------------------------------------


                            UDS LOGISTICS, LLC


                            Name:  /s/ Raymond F. Gaddy
                                 -------------------------------------------
                            Title:      President
                                  ------------------------------------------


                            VALERO L.P.

                            By: Riverwalk Logistics, L.P.
                                  its General Partner

                            By:  Valero GP, LLC
                                  its General Partner

                            Name:  /s/ Curtis V. Anastasio
                                 --------------------------------------------
                            Title: Chief Executive Officer and President
                                  -------------------------------------------

                            VALERO GP, INC.


                            Name:  /s/ Curtis V. Anastasio
                                 --------------------------------------------
                            Title: Chief Executive Officer and President
                                  -------------------------------------------


                            VALERO LOGISTICS OPERATIONS, L.P.
                            By:  Valero GP, Inc.
                                  its General Partner


                            Name:  /s/ Curtis V. Anastasio
                                 --------------------------------------------
                            Title:      Chief Executive Officer and President
                                  -------------------------------------------

                                    EXHIBIT A

The Assets include the Pipeline Systems Interests, the Terminal Real Property Interests, and the Personal Property Assets (as each term is defined below or in the Agreement).

"PIPELINE SYSTEMS" MEAN THE FOLLOWING:

         (a) the refined petroleum products pipeline (the "Houston System") extending from "Origin Station," which is adjacent to the Corpus East Refinery operated by an affiliate of VPC, to VPC's Almeda terminal, Pasadena (Kinder Morgan) interface tanks and Hobby terminal, all in Harris County, Texas, as more fully described in PART 1-EXHIBIT A-1 of the Property Schedule hereto;

         (b) the refined petroleum products pipeline (the "San Antonio System") extending from VPC's Tribble Lane Station adjacent to the Corpus East Refinery operated by an affiliate of VPC to VPC's San Antonio terminal (acquired from Coastal) in Bexar County, Texas, as more fully described in PART 1-EXHIBIT A-2 of the Property Schedule hereto; and

         (c) the refined petroleum products pipeline (the "R.P. Valley System") extending from VPC's Tribble Lane Station to VPC's Edinburg terminal in Hidalgo County, Texas, as more fully described in PART 1-EXHIBIT A-3 of the Property Schedule hereto;

in each case together with all of VPC's piping, valves, taps and side valves, regulators, meters, pumps, station piping and other equipment used exclusively for the transportation of refined petroleum products through each pipeline system described above.

"TERMINALS" mean the refined petroleum product terminal facilities located on the Terminal Real Property and used exclusively for the operation, control or maintenance of such refined petroleum product terminal facilities, including those facilities at the Almeda Terminal specifically described in Part IV of the Property Schedule. In instances where such facilities are located on a leased Terminal Real Property, such facilities are subject to the rights of the lessor under the lease of such Terminal Real Property.

"TERMINAL REAL PROPERTY" means (i) the fee parcels described in Part II of the Property Schedule, together with the improvements to real property located thereon, (ii) the leasehold interests described in Part III of the Property Schedule, together with fee or leasehold interests in the improvements to real property located on such leasehold interests, and (iii) any other part of the Terminals that constitutes real property in which VPC or any Controlled Affiliate has an interest.

"PERSONAL PROPERTY ASSETS" means all of VPC's (and any of its Controlled Affiliates) interest in the Pipeline Systems (to the extent that they constitute tangible personal property), the Terminals (to the extent that they constitute tangible personal property), the Material Contracts and the Intellectual Property and the Equipment.